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                             PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT (the "AGREEMENT") is made and entered into this 3rd day of April, 1997, by and between Cinergi Pictures Entertainment Inc., a Delaware corporation, f/k/a Cinergi Productions, Inc. ("CINERGI") and Cinergi Productions N.V. Inc., a Delaware corporation (collectively, "SELLER"), and Walt Disney Pictures and Television, a California corporation ("BUYER").

                                   R E C I T A L S

         A. WHEREAS, Seller owns or has other rights with respect to the Assets (as such term is defined on SCHEDULE A hereto, together with certain other capitalized terms), including without limitation the Pictures listed on EXHIBIT A hereto.

         B. WHEREAS, Buyer is willing to purchase all of Seller's right, title and interest in, to and under the Assets, and Seller is willing to sell such right, title and interest, all on the terms and conditions set forth herein.

         NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:


    1.   AGREEMENT TO PURCHASE AND SELL.

         1.1 ACQUISITION. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following assets (collectively, the "ASSETS"):

              (a) All of Seller's right, title and interest of every kind and nature whatsoever in, to and under the Film Assets, including, without limitation:

                   (i) Subject only to the Existing Third Party Exploitation Rights, the sole and exclusive right, commencing on the Closing Date and continuing in perpetuity, to Exploit the Film Assets, including without limitation the right to exercise all Exploitation rights in and to the Pictures;

                   (ii) All Physical Properties;

                  (iii) All rights and remedies (including, without limitation, the benefit of all representations, warranties, indemnifications and other covenants) under the Existing Exploitation Agreements and all other agreements with respect to the Assets;

                   (iv) All Accounts Receivable;

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                   (v)  All rights pursuant to that certain Letter Agreement
    dated as of August 1, 1994 by and between Cinergi Productions N.V. Inc. and Buena Vista International, Inc. (the "BVI DIE HARD DISTRIBUTION AGREEMENT") in and to the motion picture entitled "Die Hard III" in all media and in all territories, during the twenty-five (25) year term of the BVI Die Hard Distribution Agreement, including without limitation, all of Seller's rights to payments thereunder (the "BVI DIE HARD RIGHTS");

              (b) At Buyer's election, either (a) stock of J.D. Distribution Inc. and E.P. Distribution Inc., or (b) an assignment and assumption of J.D. Distribution Inc.'s and E.P. Distribution Inc.'s rights and obligations under the sale-leaseback agreements, provided such assignment and assumption do not require a consent that cannot be obtained and provided further that Buyer notifies Seller of its election within thirty (30) days of the expiration of the Due Diligence Period;

              (c) All monies received by Seller for "Deep Rising" a/k/a "Tentacles" and all cash held in the "Deep Rising" a/k/a "Tentacles" account (the "TENTACLES ACCOUNT"); and

              (d) Rights to fund and acquire rights in and to the motion picture development project presently entitled "Smoke and Mirrors", which rights are subject to Section 2.12 below (the "SMOKE PROJECT").

         1.2  CLOSING.

              (a) TIME AND PLACE. The closing (the "CLOSING") of the Transaction shall take place at the offices of Buyer within five (5) business days after the last consent or approval required for either Seller or Buyer to consummate the Transaction is received by Seller or Buyer, as applicable, or at such other time and place as to which the parties agree (the "CLOSING DATE"); provided, however, that if the Closing has not occurred on or before September 15, 1997, either party may terminate this Agreement and the transactions contemplated by this Agreement unless extended to accommodate an Alternative Transaction pursuant to the terms of Section 5.8.

         1.3 TRANSFER. At the Closing, Seller shall transfer the Assets to Buyer in accordance with this Agreement.

         1.4 ALLOCATION OF CONSIDERATION; SALES TAX. (a) Buyer will allocate the Purchase Price among the Assets and provide Seller with a copy of such allocation. The parties agree (i) to report the Transaction for federal, state, local and other tax purposes in accordance with such allocation and (ii) not to take any position inconsistent with such allocation on its tax return without the written consent of the other. Buyer shall be responsible for all sales, use, transfer, stamp and similar taxes, if any, incurred as a result of this Agreement and the consummation of the Transaction.

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              (b)  If Buyer elects to acquire the stock of a subsidiary of
Seller pursuant to Section 1.1(b), (i) Seller shall join Buyer in making (x) the elections provided for in Section 338(g) and Section 338(b)(10) of the Code with respect to Seller and (y) such other similar elections as may be necessary to achieve substantially the same results to the parties for state and local income or franchise tax purposes (collectively, the "338 ELECTIONS"); (ii) Seller and Buyer shall comply fully with all filing and other requirements necessary to effectuate the 338 Elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any tax returns required to be filed in connection with the making of the 338 Elections, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules; and (iii) any income, deduction, gain or loss recognized as a result of, and in accordance with, the 338 Elections shall be included in the consolidated federal income tax return of Seller (and the consolidated, combined or unitary state or local income or franchise tax return of Seller) for its taxable period that includes the Closing Date.

    2.   CONSIDERATION AND GENERAL TERMS.


         2.1 CONSIDERATION. The consideration for the sale of the Assets hereunder shall be the consideration provided for in Sections 2.2, 2.3, 2.4, 2.5 and 2.6 below.

         2.2 ASSUMPTION OF CERTAIN LIABILITIES. Buyer will assume, pay and perform only the following obligations and liabilities of Seller arising in connection with the Film Assets: (a) the outstanding principal and interest as of the Closing Date on the loans owed to Buyer or any Affiliate of Buyer relating to the motion pictures "Color of Night", "Scarlet Letter", "Nixon", "Evita" and "Shadow Conspiracy" (the "DISNEY LOANS"); (b) the outstanding principal and interest as of the Closing Date under the Credit, Security, Pledge and Guaranty Agreement dated as of August 16, 1994, between Cinergi Productions N.V. Inc. and The Chase Manhattan Bank, as Agent ("CHASE") (the "CHASE CREDIT AGREEMENT") up to a maximum amount of Ten Million Dollars ($10,000,000) to the extent and only to the extent such outstanding principal and interest under the Chase Credit Agreement is directly attributable to Seller's payment of production costs for the Picture presently entitled "An Alan Smithee Film", which production costs shall include financing costs and interest solely attributable to loans under the Chase Credit Agreement for the Picture presently entitled "An Alan Smithee Film"; (c) all Guild Obligations and Participation Obligations relating to the Pictures; provided that Buyer's Participation Obligations with respect to the motion picture entitled "Die Hard III" shall be limited to Buyer's and/or Buyer's Affiliate's Pro Rata Share of the Participation Obligations arising only from Buyer's or Buyer's Affiliate's exercise of Buyer's or Buyer's Affiliate's rights under the BVI Die Hard Distribution Agreement as described in Section 2.13 below, and Buyer's Guild Obligations with respect to the motion picture entitled "Die Hard III" shall be limited to the Guild Obligations arising from Buyer's or Buyer's Affiliate's exploitation of its rights under the BVI Die Hard Distribution Agreement; and
(d) those certain obligations pursuant to Existing Exploitation Agreements that are to be performed in accordance with the terms of such Existing Exploitation Agreements on or after the Closing Date, but only if such obligations are specifically listed on SCHEDULE 2.1 attached hereto. Buyer shall not assume and shall not be liable for any other liabilities or obligations except as expressly set forth in the preceding

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sentence, including without limitation the following excluded liabilities
(collectively, the "EXCLUDED LIABILITIES"): (1) any claims against Seller or any obligations or liabilities of Seller (including, without limitation, all claims, obligations and liabilities relating to the claims described on
SCHEDULE 3.14 attached hereto) which arise from facts, circumstances, conditions, actions or failures to take actions existing or occurring prior to the Closing Date regardless of whether any suit, claim or proceeding related thereto was commenced prior to the Closing Date, other than the liabilities assumed in (a), (b) or (c) above; (2) any claims against Seller or Seller's Affiliates or any obligations or liabilities of Seller or Seller's Affiliates arising from or related to the Evita Warner Bros. Soundtrack Rights or arising under the Evita Warner Bros. Soundtrack Agreement, in either case, whether or not such obligations and liabilities arise before or after the Closing Date; and
(3) any obligations or liabilities to the shareholders of Seller, in their capacities as shareholders, whether or not such obligations and liabilities arise before or after the Closing Date.

         2.3 NON DISTURBANCE. Buyer will not interfere with the rights of existing licensees under Existing Exploitation Agreements, including without limitation all rights of access in and to the Physical Properties. However, if any such licensees are in default under Existing Exploitation Agreements, Buyer reserves the right to exercise any of Seller's rights and remedies pursuant to such Existing Exploitation Agreements.

         2.4 TERMINATION OF DISTRIBUTION AGREEMENTS AND SALES AGENCY AGREEMENTS; AUDIT RIGHTS. Except as expressly set forth in this Agreement, all of Buyer's and Buyer's Affiliates' respective rights, obligations and liabilities and all of Seller's rights, and Seller's obligations and liabilities arising after the Closing Date, under the distribution and sales agency agreements set forth on SCHEDULE 2.4 attached hereto shall terminate on the Closing Date including without limitation (i) all of Seller's audit rights (except with respect to the Smoke Project) or claims for payments thereunder whether arising prior to or following the Closing Date; (ii) all of Buyer's audit rights except with respect to the following motion pictures: "Deep Rising" a/k/a "Tentacles", "Up Close and Personal" and "An Alan Smithee Film"; and
(iii) all of Seller's and Summit's rights to receive any sales agency or distribution fees or other compensation thereunder. Notwithstanding any termination of the distribution agreements or sales agency agreements listed on
SCHEDULE 2.4 hereto, (x) Seller shall remain responsible for the production, completion and delivery of and the payment of all expenses necessary to produce, complete and deliver "An Alan Smithee Film" except for such costs and expenses, if any, which Buyer's Affiliate is responsible for pursuant to existing agreements and (y) Buyer and Buyer's Affiliates shall retain all rights and Seller shall remain obligated and liable for any breach of any representation, warranty or covenant by Seller existing on or prior to the Closing Date and any indemnification relating thereto under the distribution agreements set forth on
SCHEDULE 2.4. As of the date of this Agreement, Buyer does not have any knowledge of any breach by Seller of any representation, warranty or covenant under the distribution agreements listed on SCHEDULE 2.4; provided, however, this sentence shall not be interpreted as a waiver by either Buyer or Buyer's Affiliates of any rights either Buyer or Buyer's Affiliates may have if in fact Seller has breached or does breach said representations, warranties or covenants.


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         2.5  TERMINATION OF LOAN AGREEMENTS AND GUARANTEES.  Any and all loan documents, including without limitation that certain Letter Agreement dated July 13, 1990, as amended, between Buena Vista Pictures Distribution, Inc. and Seller or Seller's Affiliates and that certain Letter Agreement dated April 8, 1994, as amended, between Buena Vista Pictures Distribution, Inc. and Seller (collectively, the "MASTER LOAN AGREEMENTS"), guarantees and all security interests related thereto entered into or granted in connection with the Disney Loans shall terminate on the Closing Date and Buyer shall execute and deliver to Seller any and all documents necessary to effectuate such termination.

         2.6 SURRENDER OF STOCK. At the Closing, Buyer shall transfer, or shall cause Buyer's Affiliates to transfer, to Seller all shares of, and all warrants with respect to, common stock in Cinergi owned by Buyer or Buyer's Affiliates as of the date hereof (the "CINERGI STOCK").

         2.7 "EATERS OF THE DEAD". Neither Seller nor any of Seller's Affiliates nor any of their respective employees, agents or representatives (including, without limitation, Andrew Vajna) shall be entitled to any compensation or other payment of any kind or nature (including, without limitation, reimbursement of development costs, producer fees or contingent compensation) in connection with the motion picture presently entitled "Eaters of the Dead", and all such amounts shall be retained by Buyer or Buyer's Affiliates. Andrew Vajna shall, however, be entitled to an executive producer credit for the motion picture "Eaters of the Dead", if produced, pursuant to that certain agreement between Buyer and Seller dated as of July 3, 1996.
Seller acknowledges that Buyer owns and shall own all rights in and to the motion picture project entitled "Eaters of the Dead" and all derivative works based thereon, including without limitation, any resulting motion picture, and accordingly, any and all payments of any kind that Seller might receive in connection with such motion picture shall be held in trust for Buyer and shall be immediately paid to Buyer. Buyer agrees to indemnify and hold harmless Seller for any Losses it incurs with respect to such motion picture other than Losses for any claims caused by any actions or inactions of Seller, and, if "Eaters of the Dead" is produced, financed and/or distributed by Buyer and/or any Buyer Affiliate, Seller and Andrew Vajna shall be covered as additional insureds on Buyer's or Buyer's Affiliates' errors and omissions insurance policy in effect for the motion picture entitled "Eaters of the Dead". Subsequent to the Closing, except as otherwise set forth in this Agreement, neither party shall have any further obligations to the other party with respect to this motion picture.

         2.8 "DEEP RISING" A/K/A "TENTACLES". Seller acknowledges that Buyer owns all rights in and to the motion picture entitled "Deep Rising" a/k/a "Tentacles", including without limitation any rights that Seller may have to receive payments of any kind, whether in the form of minimum guarantees, license fees, sales agency fees, distribution fees or otherwise, from sub-distributors or any other party with respect to such motion picture, and accordingly, any and all payments of any kind that Seller might receive in connection with such motion picture shall be held in trust for Buyer and shall be immediately paid to Buyer. Buyer agrees to indemnify and hold harmless Seller for any Losses it incurs with respect to such motion picture other than Losses for any claims caused by any actions or inactions of Seller, and Seller shall be covered as an additional insured on Buyer's or Buyer's Affiliates' errors and omissions

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insurance policy in effect for the motion picture entitled "Deep Rising" a/k/a
"Tentacles". Subsequent to the Closing, except as otherwise set forth in this Agreement, neither party shall have any further obligations to the other party with respect to this motion picture, including without limitation, pursuant to that unsigned Financing and Distribution Agreement dated as of April 22, 1996.

         2.9 "UP CLOSE AND PERSONAL". Seller acknowledges that Buyer owns all rights in and to the motion picture entitled "Up Close and Personal", including without limitation any rights that Seller may have to receive payments of any kind, whether in the form of minimum guarantees, license fees, sales agency fees, distribution fees or otherwise, from sub-distributors or any other party with respect to such motion picture, and accordingly, any and all payments of any kind that Seller might receive in connection with such motion picture shall be held in trust for Buyer and shall be immediately paid to Buyer. Buyer agrees to indemnify and hold harmless Seller for any Losses it incurs with respect to such motion picture other than Losses for any claims caused by any actions or inactions of Seller, and Seller shall be covered as an additional insured on Buyer's or Buyer's Affiliates' errors and omissions insurance policy in effect for the motion picture entitled "Up Close and Personal". Subsequent to the Closing, except as otherwise set forth in this Agreement, neither party shall have any further obligations to the other party, and Buyer shall have no further obligations to Summit, with respect to this motion picture, including without limitation, pursuant to that certain letter dated May 19, 1994 from Buyer's Affiliate to Seller.

         2.10 OLIVER STONE REIMBURSEMENT OBLIGATIONS. Buyer shall be entitled to recoup all monies advanced by Buyer or Buyer's Affiliates for the "Overhead", the "Producer Advance" and the "Development Fund" referred to in that certain unsigned letter agreement dated as of August 1, 1995, by and between Seller and Buena Vista Pictures Distribution, Inc. (the "BUYER/SELLER STONE AGREEMENT") as set forth in, and in accordance with, the Buyer/Seller Stone Agreement, except as Buyer's or Buyer's Affiliates' recoupment rights are modified by this Section
2.10. Seller shall, prior to the Closing, grant to Buyer first priority security interest(s) and mortgage(s) of copyright in those Oliver Stone projects for which monies from the Development Fund were or are expended, which security interest(s) and mortgage(s) of copyright (a) shall secure Buyer's recoupment rights regarding the "Development Fund" under the Buyer/Seller Stone Agreement and hereunder; and (b) shall be released on a project by project basis by Buyer upon Buyer's recoupment of all monies advanced from the "Development Fund" (plus interest) for the applicable project by Buyer or Buyer's Affiliates. For purposes of this Section 2.10, the terms "Overhead", "Producer Advance" and "Development Fund" shall have the same meaning as set forth in the Buyer/Seller Stone Agreement. Seller shall not terminate or amend the "First Look Deal" defined and referred to in the Buyer/Seller Stone Agreement in any way that would have a material adverse effect on Buyer's or Buyer's Affiliates' rights under this Section 2.10 without the prior written consent of Buyer. Notwithstanding Buyer's or Buyer's Affiliates' recoupment rights under the Buyer/Seller Stone Agreement, for each motion picture, if any, that is produced and/or directed by Oliver Stone and produced, financed and/or distributed by Seller, Seller's Affiliate, any entity owned or controlled by Andrew Vajna or Andrew Vajna individually, Buyer shall be entitled to recoup "Overhead", the "Producer Advance" and the "Development Fund" as follows: (x) Buyer shall be entitled


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to recoup "Overhead", and the "Producer Advance" to the extent the "Producer
Advance" is not recouped pursuant to (y) below, funded or reimbursed by Buyer at a rate of Two Million Dollars ($2,000,000) per picture (up to a total of Six Million Dollars ($6,000,000)); (y) Buyer shall be entitled to recoup the "Producer Advance" pursuant to and in accordance with paragraph 11 of the "First Look Deal" (up to a total of One Million Dollars ($1,000,000)); and (z) Buyer shall be entitled to recoup the "Development Fund" sums (plus interest), if any, that are expended by Buyer pursuant to the Buyer/Seller Stone Agreement to the extent that any such sums were expended in connection with such motion picture. Each such recoupment payment shall be payable upon commencement of principal photography of the applicable motion picture, if any. Buyer acknowledges that notwithstanding the provisions of this Section 2.10 and the terms of the Buyer/Seller Stone Agreement, neither Buyer nor Buyer's Affiliates are entitled to reimbursement by Seller under paragraph 4 of the Buyer/Seller Stone Agreement of (1) the Five Hundred Thousand Dollars ($500,000) for each motion picture that Oliver Stone directs for a third party unrelated to Seller; or (2) the amount that Oliver Stone is entitled to take as a credit against and reduction of the unrecouped "Overhead". Buyer further acknowledges that Buyer's and Buyer's Affiliates' only recoupment rights are as set forth in the Buyer/Seller Stone Agreement, as modified by and under this Section 2.10, and that neither Buyer nor Buyer's Affiliates shall be entitled to seek reimbursement for monies expended by any of them pursuant to the Buyer/Seller Stone Agreement from Seller, provided that Seller causes any applicable third parties to assume the reimbursement obligation to Buyer as part of any transfer or assignment of rights to the applicable Oliver Stone project. Except for Buyer or Buyer's Affiliates recoupment rights, (i) each of Seller and Buyer acknowledges that neither Buyer or Buyer's Affiliates nor Seller or Seller's Affiliates shall have any further rights or obligations pursuant to the Buyer/Seller Stone Agreement; and (ii) each of Seller and Buyer acknowledges that neither Buyer nor Buyer's Affiliates shall have any other rights in the motion pictures produced pursuant to the Buyer/Seller Stone Agreement.

         2.11 ACCOUNTING AND PAYMENT OF RECEIVABLES. At least ten (10) days prior to the Closing Date, Seller shall provide Buyer with an accounting of all worldwide overages and other payments of any kind from Exploitation of the Film Assets that have been paid, credited or otherwise collected by Seller or Seller's agents or representatives on or after January 1, 1997 (the "ACCOUNTING"). The amount reflected in the Accounting, excluding the Excluded Receivables, shall be paid by Seller to Buyer by wire or other transfer of immediately available funds to an account designated by Buyer on or before the Closing Date. After the Closing, Seller agrees that if it receives any other payments which are intended to be included in the Assets purchased by Buyer hereunder, Seller shall promptly remit such amounts to Buyer.

         2.12 SMOKE PROJECT. If Seller goes forward with the production of the Smoke Project, or if Seller abandons or sells its interest or part thereof in the Smoke Project, or otherwise transfers or disposes of rights therein or seeks financing and/or distribution of a motion picture based thereon, Buyer shall have a right of first negotiation with respect thereto; provided, however, if Buyer does not enter into an agreement with Seller with respect thereto, Seller can sell all or part of its interest so offered to Buyer in the Smoke Project to a third party on terms no less favorable to Seller than those offered to Buyer. If Seller desires to sell all or part of its interest in the Smoke Project to a third party on terms that are less favorable to Seller


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than those last offered by Seller to Buyer, Seller must first offer those less favorable terms to Buyer and Buyer shall have ten (10) business days to accept such offer. If the Smoke Project is produced by Seller or a third party, unless Buyer agrees otherwise, Buyer shall be entitled to immediate reimbursement in full of all of Buyer's and Buyer's Affiliates' costs and expenses (including interest) on the Smoke Project, which reimbursement obligation will be secured by the security interest described in Section 7.22 below. If the Smoke Project is produced by Seller or a third party with Buyer's involvement, Buyer shall cooperate with Seller or said third party in obtaining production financing for the Smoke Project, including without limitation, the subordination of Buyer's liens subject to customary non-disturbance rights, or if Buyer or Buyer's Affiliates participate in the production financing for the Smoke Project, Buyer or Buyer's Affiliates shall enter into mutually satisfactory inter-creditor agreements with any other participants to such production financing.

         2.13 BVI DIE HARD DISTRIBUTION AGREEMENT.    After the Closing, the
BVI Die Hard Distribution Agreement shall be modified as follows: (a) except as provided in (e) below, neither Buyer nor Buyer's Affiliates shall have any obligations to make further payments of any kind whatsoever to Seller pursuant to the BVI Die Hard Distribution Agreement, and all payments that would otherwise be payable to Seller pursuant to the BVI Die Hard Distribution Agreement shall be retained by Buyer for Buyer's own account; (b) neither Buyer nor Buyer's Affiliates shall have a right of first negotiation under the BVI Die Hard Distribution Agreement at the end of the term of such agreement; (c) notwithstanding anything to the contrary contained in the BVI Die Hard Distribution Agreement, Buyer and Buyer's Affiliates acknowledge and agree that all Persons, other than Fox, entitled to Participation Obligations with respect to the motion picture entitled "Die Hard III" shall have the right to directly audit Buyer and/or Buyer's Affiliates pursuant to the provisions relating to and on the same terms as Seller's audit rights in the BVI Die Hard Distribution Agreement; (d) if and to the extent that Fox waives its rights to participate in worldwide revenues from the exploitation of the motion picture entitled "Die Hard III", Buyer and/or Buyer's Affiliates shall waive its or their right to participate in such revenues; and (e) Buyer and/or Buyer's Affiliates shall pay only Buyer's or Buyer's Affiliates' Pro Rata Share of Participation Obligations for the motion picture entitled "Die Hard III" arising from Buyer's or Buyer's Affiliates' exercise of Buyer's or Buyer's Affiliates' rights under the BVI Die Hard Distribution Agreement, which Pro Rata Share shall be payable by Buyer or Buyer's Affiliates upon receipt of an invoice from Seller or Seller's designee (the "INVOICING PARTY") stating the amount of Buyer's and/or Buyer's Affiliates' Pro Rata Share of such Participation Obligations. The Invoicing Party shall deliver such invoice contemporaneously with its delivery of statements to participants. Said invoices shall also show the calculation of Buyer's and/or Buyer's Affiliates' Pro Rata Share and shall be accompanied by supporting documentation reasonably satisfactory to Buyer or Buyer's Affiliates. Seller acknowledges and agrees that Buyer and/or Buyer's Affiliates shall have the right to audit the calculation and documentation in support thereof. For purposes of this Section 2.13, the term "PRO RATA SHARE", as of the date of any calculation, shall be defined as a fraction, the numerator of which shall be a number equal to the cumulative amount of minimum guarantees and overages that Seller (v) has received as of the Closing Date and (w) otherwise would be entitled to receive from Buyer or Buyer's Affiliates pursuant to the BVI Die Hard Distribution Agreement as of the date of such calculation, and the denominator of which shall be a number equal to the cumulative amount of


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worldwide minimum guarantees and overages that Seller (x) has received as of the
Closing Date, (y) receives after the Closing Date and (z) otherwise would be entitled to receive from the worldwide exploitation of the motion picture entitled "Die Hard III" as of the date of such calculation. Any and all audit rights of Buyer and/or Buyer's Affiliates in connection with revenues from the territories covered by the BVI Die Hard Distribution Agreement may only be asserted against the Invoicing Party. Except as modified by this Section 2.13, the BVI Die Hard Distribution Agreement shall remain in full force and effect and Buyer and/or Buyer's Affiliates shall retain all of its or their rights contained therein.

         2.14 DELIVERY OF MISSING SCHEDULES; DUE DILIGENCE PERIOD.  (a)   In
the event that Schedules 2.2, 2.4, 3.2, 3.4, 3.10, 3.11, 3.13, 3.14, 3.16 or
7.11 (the "SELLER PREPARED SCHEDULES"), or any of them, have not been delivered to Buyer on or prior to the date of this Agreement (the "MISSING SCHEDULES"), the Missing Schedules shall be delivered to Buyer on or before April 15, 1997 (the "SCHEDULE DELIVERY DATE").

              (b)  Provided that Seller fully complies with Sections 3.4 and
5.3 below, Buyer shall have until May 15, 1997 (the "DUE DILIGENCE PERIOD") to review all contracts, accounting books and records and documents relevant to the Assets or the Transaction. If Seller does not fully comply with its obligations to provide access and/or deliver documents under Sections 3.4 and 5.3 (as reasonably and in good faith determined by Buyer), the Due Diligence Period shall be extended by the number of days that Buyer is denied the access or documents to which it is entitled pursuant to Sections 3.4 and 5.3. Buyer agrees that it shall give Seller prompt written notice of such denial of access and the number of days in which the Due Diligence Period is being extended. On or prior to the expiration of the Due Diligence Period, Buyer shall provide Seller with written notice of whether Buyer elects to terminate this Agreement or proceed with the Closing of the Transaction (the "DUE DILIGENCE PERIOD NOTICE"); provided, however, if Seller has not received the Due Diligence Period Notice by the expiration of the Due Diligence Period, Seller shall, at any time thereafter, give Buyer written notice of such failure and Buyer shall have five
(5) days from its receipt of such notice from Seller to deliver the Due Diligence Period Notice to Seller. If Seller has not received the Due Diligence Period Notice within said five (5) day period, this Agreement shall be deemed to have been approved and remains in full force. Notwithstanding anything to the contrary contained herein, Buyer shall only have the right to terminate this Agreement pursuant to this Section 2.14(b) under the following circumstances:
(i) if the Seller Prepared Schedules contain a disclosure of an obligation, liability or any other fact that is either different from the information previously delivered or communicated to Buyer with respect to the Assets or the Transaction or previously undisclosed to Buyer, and such obligation, liability or fact has a Material Adverse Effect on the Assets, on Seller or on the Transaction; or (ii) if during Buyer's review of the contracts, accounting books and records and other documents relevant to the Assets or the Transaction, Buyer discovers any fact relating to the Assets or the Transaction that has not previously been disclosed to Buyer by Seller, in the Seller Prepared Schedules or otherwise, that could have a Material Adverse Effect on the Assets or Seller.

    3. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement for Buyer to enter into this Agreement, Seller represents and warrants that each of the following statements is true and correct as of the date hereof and on the Closing Date:

         3.1 EXISTENCE AND RIGHTS. Cinergi, and each of its subsidiaries party hereto, (a) is a corporation duly organized and validly existing in good standing under the laws of the state of its incorporation and (b) has the corporate power and adequate authority, licenses and rights to own its properties, to carry on its business as now conducted and to make and carry out the Transaction.

         3.2 AGREEMENTS AUTHORIZED. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party has been duly authorized by all necessary action on the part of Seller, including without limitation the approval by Seller's board of directors, but excluding approval by Seller's stockholders, and, except as set forth on
SCHEDULE 3.2, does not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other Person, except where Seller's failure to give such notices or obtain such consents or approvals does not have a Material Adverse Effect on the Assets or Seller. Each of this Agreement and the Related Agreements to which Seller is a party has been or when delivered at Closing will have been duly executed and delivered by Seller and is or will be a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except only to the extent limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

         3.3 NO CONFLICT. The execution, delivery and, subject to obtaining the consents in SCHEDULE 3.2, performance by Seller of this Agreement and the Related Agreements to which Seller is a party will not (a) breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate, accelerate or cancel any agreement, indenture, undertaking or other instrument to which Seller is a party or by which Seller or any of the Assets may be bound or affected which breach or default would have a Material Adverse Effect on the Assets or Seller; (b) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency or government that would have a Material Adverse Effect on the Assets or Seller; (c) violate any provision of the charter or bylaws of Seller; or
(d) result in the creation or imposition of (or the obligation to create or impose) any lien, charge or encumbrance on, or security interest in, any of the Assets that would have a Material Adverse Effect on the Assets or Seller, other than as contemplated by the Transaction.

         3.4 CONVEYANCE OF ALL INTERESTS; EXISTING EXPLOITATION AGREEMENTS; CHAIN-OF-TITLE DOCUMENTS. On the Closing Date, Seller will convey to Buyer all of Seller's right, title and interest of every kind and nature whatsoever in and to the Assets. Seller's rights to Exploit the Pictures and the Picture Rights related thereto are subject only to the Existing Exploitation Agreements and any liens in favor of SAG and DGA on the Pictures securing obligations with respect to the Pictures under the applicable collective bargaining agreement (the "GUILD LIENS"). True, correct and complete copies (including all amendments, if any) of the Existing Exploitation

Agreements and other agreements listed on SCHEDULE 3.4 have been provided to Buyer or will be provided to Buyer within thirty (30) days from the date hereof.
SCHEDULE 3.4 accurately sets forth all of the Existing Exploitation Agreements. True, correct and complete copies (including all amendments, if any) of all chain-of-title documents establishing Seller's interest in the Film Assets have been provided to Buyer or will be provided to Buyer prior to commencement of the Due Diligence Period.

         3.5 RIGHTS UNIMPAIRED. Except only for the rights licensed to third parties under the Existing Exploitation Agreements, (a) Seller has not done, nor authorized to be done, any act or thing by which any Exploitation of the Film Assets has been or will be in any way materially adversely affected or impaired and (b) Seller has not conveyed, transferred, licensed, assigned or otherwise disposed of any right, title or interest Seller ever had in the Film Assets.

         3.6 NON-INFRINGEMENT AND LITIGATION. Neither the Film Assets nor any portion thereof nor the exercise of any rights to Exploit the Film Assets, will violate or infringe upon the trademark, trade name, copyright, patent, or any literary, dramatic, musical, artistic, or personal right or any right of privacy, publicity, property right or any other right of any Person or entity or defame any Person or entity. Seller has not entered into, and will not enter into, any agreement which is inconsistent with any of the provisions of this Agreement, and will not exercise any right or take any action or license or authorize any other Person to exercise any right or take any action or license which could have a Material Adverse Effect on the Assets. Seller has provided Buyer with notice of, and copies of, any and all papers, documents and pleadings served or delivered to Seller or any of its Affiliates regarding any claims, actions or litigations, either threatened, pending or concluded (including, without limitation, those described on SCHEDULE 3.14 attached hereto), which might reasonably be expected to adversely affect any of the Assets or which seek to prevent, restrict or delay the consummation of the Transaction. Except for such matters that would not have a Material Adverse Effect on the Assets or Seller, there are no orders, writs, judgments, injunctions, decrees, determinations or awards against the Assets or Seller, or any of Seller's other assets or properties.

         3.7 LICENSES. Seller owns or has proper and effective licenses in perpetuity for each Picture (which ownership and licenses will be transferred by Seller to Buyer at the Closing) for (a) the use of the sound recording systems employed in the production of the Pictures, (b) the use of any copyrighted music or copyrighted sound recordings and (c) the use of any patented processes, methods and inventions employed in the production thereof. Notwithstanding the foregoing, the parties agree that any breach by Seller of this representation and warranty will not constitute a breach of this Agreement if such breach is covered by Seller's applicable errors and omissions insurance policy (which policy must comply with the requirements of Section 5.7 below), and Buyer agrees that it will first attempt to recover for any such breach from such errors and omissions insurance policy before pursuing its other remedies against Seller under this Agreement for Seller's breach of this representation and warranty.

         3.8 CLEARANCE. Seller has obtained proper and effective licenses or grants of authority to use the results of the services of performers and other persons connected with the production of the Pictures to Exploit the Film Assets (which licenses and grants will be transferred by Seller to Buyer on the Closing Date). Notwithstanding the foregoing, the parties agree that any breach by Seller of this representation and warranty will not constitute a breach of this Agreement if such breach is covered by Seller's applicable errors and omissions insurance policy (which policy must comply with the requirements of Section 5.7 below), and Buyer agrees that it will first attempt to recover for any such breach from such errors and omissions insurance policy before pursuing its other remedies against Seller under this Agreement for Seller's breach of this representation and warranty.

         3.9 COPYRIGHTS. Good and sufficient copyright notice is affixed to the Pictures. Each Picture has been registered with the United States Copyright Office in Seller's name and Seller's rights in each Picture have been registered with the Copyright Office, provided, however, that with respect to the motion picture presently entitled "An Alan Smithee Film", only the screenplay for said motion picture has been registered with the Copyright Office in Seller's name.

         3.10 BANKRUPTCY; LIENS/ENCUMBRANCES. Seller has not become subject to voluntary or involuntary bankruptcy proceedings. Except only as specified on
SCHEDULE 3.10 and the Guild Liens, there are no liens, encumbrances or claims on the Assets or any portion thereof or upon any revenues or receivables from the Exploitation of the Film Assets except for such liens, encumbrances or claims that will not have a Material Adverse Effect on the Assets or Seller.

         3.11 MUSIC. Except as set forth in SCHEDULE 3.11, all non-dramatic music rights (so called "small rights") contained in the Pictures are
(a) available by license from American Society for Composers, Authors and Publishers ("ASCAP"), Broadcast Music Inc. ("BMI"), or SESAC, Inc. or (b) in the public domain, or (c) controlled by Seller directly or through licenses (in which event at the Closing Seller will transfer all such licenses to Buyer).

         3.12 CREDITS. The credits contained in the main and end titles of the Pictures as delivered to Buyer shall comply with all contractual obligations to third parties who rendered services in connection with the Pictures and all applicable Guild agreements.

         3.13 INSURANCE CLAIMS. Except as set forth on SCHEDULE 3.13, no insurance claims have been made and are currently outstanding and unsettled as of the date of this Agreement on the producer's errors and omissions policies or any other insurance policies that Seller maintains with respect to the Pictures. Except as set forth on SCHEDULE 3.13, no claim with respect to any of the Pictures under any errors and omissions policy has required a payment by the insurance company or Seller and no claim with respect to any of the Pictures that would be covered under any errors and omissions policy has been asserted.

         3.14 CONTINGENCIES; PROCEEDINGS.  Except as set forth in
SCHEDULE 3.14, (a) there is no litigation, arbitration, other proceeding, written audit request or, to the knowledge of Seller, investigation, pending against Seller or any of its officers or directors (in their capacities as such) which in any way could have a Material Adverse Effect on the Assets or Seller, and (b) Seller does not know of any threats of any such litigation, arbitration, other proceedings or written audit requests, the results of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets or Seller.

         3.15 COMPLIANCE WITH LAW. Seller has conducted and is conducting its business in compliance with all applicable laws and regulations in all material respects and has obtained all necessary licenses, permits and other approvals of any governmental authority, except where Seller's failure to do so could not have a Material Adverse Effect on the Assets or Seller.

         3.16 COMMISSIONS. Except as set forth in SCHEDULE 3.16, neither Seller nor any of its officers, directors, agents or employees have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other similar payments with respect to the Transaction. Seller hereby agrees that all such amounts payable to brokers, finders or agents are and shall be the sole obligation of Seller and Seller hereby indemnifies and holds Buyer harmless from any claims arising from such obligations.

         3.17 ACCURACY OF INFORMATION FURNISHED. No statement or information with respect to the Assets contained in any schedule, certificate or other document or information furnished, or to be furnished, in writing by or on behalf of Seller to Buyer, including without limitation the Accounting, contains or will contain any untrue statement of a material fact.

         3.18 "AN ALAN SMITHEE FILM". Seller has obtained, or by the time Seller delivers the motion picture presently entitled "An Alan Smithee Film" to Buyer, Seller shall have obtained, all written releases or other grants of necessary rights from all applicable Persons with respect to such motion picture and Seller has fully complied in all respects with all requirements of its errors and omissions insurance policy in effect for such motion picture, including without limitation compliance with such policy's clearance procedures. In addition, no third party Exploitation Agreement with respect to this motion picture contains any domestic or other theatrical release requirement except any such requirements to which Buyer has expressly agreed pursuant to the terms of the Alan Smithee Distribution Agreement.

         3.19 GUILD LIENS.   Except for Guild Liens with respect to claims
related to "residuals", "reuse", "rerun" or "supplemental market" payments, there are no claims that have been asserted or are assertable by the Guilds against the Pictures. This representation and warranty shall not apply to any claims that may be assertable as the result of actions of Buyer or Buyer's Affiliates.

         3.20 EVITA WARNER BROS. SOUNDTRACK RIGHTS. All of Seller's agreements with third party participants in connection with the motion picture entitled "Evita", including without limitation, any agreement with, or for the services of, Andrew Vajna, specifically exclude from the calculation of each such participation any revenues derived from the exploitation of the Evita Warner Bros. Soundtrack Rights, and Seller shall be solely liable for any payments to such third party participants and/or any other party in connection with the "Evita" soundtrack. Seller acknowledges that Buyer's obligations hereunder to assume and pay Participation Obligations in connection with the motion picture entitled "Evita" shall not include any Participation

Obligations arising in whole or in part from the exploitation of the Evita Warner Bros. Soundtrack Rights.

    4. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement for Seller to enter into this Agreement, Buyer hereby represents and warrants that each of the following statements is true and correct as of the date hereof:

         4.1 EXISTENCE AND RIGHTS. Buyer (a) is a corporation duly organized and validly existing in good standing under the laws of the State of California and (b) has the corporate power and adequate authority, licenses and rights to own its properties, to carry on its business as now conducted and to make and carry out the Transaction.

         4.2 AGREEMENTS AUTHORIZED. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party by Buyer, has been duly authorized by all necessary action on the part of Buyer and, except as set forth on SCHEDULE 4.2, does not require notice to, or the consent or approval of, any governmental or other regulatory authority or any other Person, except where Buyer's failure to give such notices or obtain such consents or approvals does not have a Material Adverse Effect on Buyer. Each of this Agreement and the Related Agreements to which Buyer is a party has been or when delivered at Closing will have been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

         4.3 NO CONFLICT. The execution, delivery and, subject to obtaining the consents in SCHEDULE 4.2, performance by Buyer of this Agreement and the Related Agreements to which Buyer is a party will not (a) breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate, accelerate or cancel any material agreement, indenture, undertaking or other instrument to which Buyer is a party or by which Buyer may be bound or materially affected; (b) violate any provision of law or any regulation or any order, judgment, or decree of any court or other agency or government that could have a Material Adverse Effect on Buyer; or (c) violate any provision of the charter or bylaws of Buyer.

         4.4 COMMISSIONS. Neither Buyer nor any of its officers, directors, agents or employees have employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other similar payments with respect to the Transaction.

         4.5 CINERGI STOCK. Buyer owns all of the Cinergi Stock beneficially and of record and free and clear of any Encumbrance. At the Closing, Buyer will transfer good and marketable title to, and complete ownership of, the Cinergi Stock, free of any Encumbrance.

         4.6 FULL INVESTIGATION. Upon expiration of the Due Diligence Period, Buyer will confirm that no representation or warranty relating to the Assets has been made by Seller other than as set forth in this Agreement and that Buyer is entering into this Agreement based on (a) Buyer's review of the Seller Prepared Schedules, (b) Buyer's own evaluation of the Assets and Buyer's review of the properties, books, records, contracts and documents relating thereto as provided to Buyer by Seller; and (c) Seller's representations and warranties as set forth in this Agreement.

         4.7 SMOKE PROJECT. As of March 1, 1997, Buyer had expended a total of Two Million Four Hundred Eighty-Seven Thousand Six Hundred Ninety-Two Dollars ($2,487,692) in connection with the Smoke Project, consisting of One Million Eight Hundred Sixty-Seven Thousand Seven Hundred Eighty-Seven Dollars ($1,867,787) for costs and expenses and Six Hundred Nineteen Thousand Nine Hundred Five Dollars ($619,905) in interest. For each day after March 1, 1997, additional interest shall accrue at the rate of Five Hundred Twenty-Eight Dollars ($528) per day. Seller acknowledges that Buyer will not make any further payment in connection with the Smoke Project unless Buyer otherwise agrees in writing. Buyer acknowledges that Seller may audit the above figures in connection with the Smoke Project.

    5.   COVENANTS OF SELLER.

         5.1 CONDUCT OF BUSINESS PRIOR TO CLOSING. Seller agrees that until the Closing Date, or earlier termination of this Agreement, unless Buyer otherwise consents in writing and except for the Transaction, it will:

              (a) Except as expressly permitted in Section 5.8 below, not offer, license or sell or agree to offer, license or sell any rights or property (tangible or intangible) which are included in the Assets or modify, amend, terminate, rescind or cancel or grant any waiver with respect to any existing agreements (including without limitation any Existing Exploitation Agreements) with respect to the Assets or expand any rights or property (tangible or intangible) with respect to the Assets granted to any Person or accelerate the time for payments of any amounts owing to Seller under any such agreements without first securing the written consent of Buyer; provided, however, that Seller may continue to operate in the ordinary course of its business and enter into transactions that will not have a Material Adverse Effect on the Assets without first securing the written consent of Buyer; in any event, however, Seller shall not offer, license or sell, or agree to offer, license or sell, in the ordinary course of its business or otherwise, any rights or property (tangible or intangible) which are included in the Assets in the territories set forth on SCHEDULE 5.1 without first securing the written consent of Buyer;

              (b) And after the Closing Date it will, promptly notify Buyer with respect to the receipt of any notice of the type described in Section 3.6;

              (c) Not enter into any Exploitation Agreements relating to the Exploitation of any Film Assets without securing the prior written consent of Buyer, and provided further, that if Buyer consents to any such Exploitation Agreements, then any Proceeds of such Exploitation Agreements received by Seller prior to the Closing Date shall be used by

Seller only to pay for budgeted production costs of the motion picture entitled "An Alan Smithee Film";

              (d) Not transfer or encumber or agree to transfer or encumber any of the Assets in any way, except as specifically permitted herein; Buyer acknowledges and agrees that the sale by Seller of any rights in the motion picture entitled "Die Hard III" other than the BVI Die Hard Rights shall not constitute a sale of any Assets hereunder, so long as such sale does not have a Material Adverse Effect on any of the BVI Die Hard Rights; Buyer further acknowledges that anything that Buyer has agreed to in this Agreement will not constitute a Material Adverse Effect on the BVI Die Hard Rights;

              (e) Maintain its Books and Records in accordance with past practices and policies, except for such changes of which it will advise Buyer as are required to comply with generally accepted accounting principles or applicable law;

              (f) Deliver to Buyer each month a statement detailing the agreements or other transactions entered into in accordance with this Section
5.1 with respect to the Assets; and

              (g) Agree that (i) no motion picture on which Seller and/or Seller's Affiliates commence pre-production or production will be deemed to be a "Qualified Picture" (as that term is defined in the Disney Distribution Agreement) under the Disney Distribution Agreement and neither Seller or Seller's Affiliates, on the one hand, nor Buyer or Buyer's Affiliates, on the other hand, will have any rights or obligations with respect to such motion picture against the other party; and (ii) if Seller produces any such motion picture, there will not be any cross-collateralization with respect to or against the Assets.

         5.2 REPRESENTATIONS TRUE. Seller shall not perform any act to make any of its representations or warranties set forth in this Agreement untrue or incorrect on and as of the Closing Date. Without Buyer waiving any rights it may have, Seller will inform Buyer promptly upon discovery that any of its representations or warranties ceases to be true or correct in any material respect.

         5.3  ACCESS.  Seller will (a) upon reasonable prior notice permit
Buyer and its authorized representatives and agents to have access during normal business hours and on Saturdays to all contracts, accounting books and records and documents relevant to the Assets or the Transaction, whether in Seller's possession or control or the possession or control of Seller's Representatives, and to make extracts from and copies of such contracts, books and records and documents, subject only to third party confidentiality rights (and Seller shall use all reasonable efforts to obtain as soon as possible waivers by such third parties to permit such access), (b) furnish to Buyer or its authorized representatives and agents such other information with respect to the business or properties of Seller relating to the Assets or the Transaction as Buyer may from time to time reasonably request, (c) otherwise reasonably cooperate in the examination or audit of Seller by Buyer and (d) confer with Buyer to keep it informed with respect to operational matters of a material nature affecting the Assets or the Transaction and to report on the general status of the business of Seller as it relates to the Assets or the Transaction, except to the extent restricted by confidentiality obligations to third parties that are not Affiliates of Seller.

         5.4 PERMITS. Seller will make all filings with governmental bodies and other regulatory authorities and use reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for Seller to consummate the Transaction (including without limitation, consents of any guarantor) without being in violation of any law or otherwise materially adversely affecting any of the Assets.

         5.5 DELIVERY OF BOOKS AND RECORDS AND OTHER FILES. As soon as possible after the Closing, to the extent available and to the extent Seller has access during normal business hours and has not theretofore done so, Seller and Seller's attorneys shall deliver to a location specified by Buyer original copies of all Books and Records that relate solely to the Assets or accurate copies of all Books and Records that relate to the Assets in addition to other businesses or properties of Seller unrelated to the Assets.

         5.6 BEST EFFORTS. Seller shall use its best efforts to effect the Closing.

         5.7 ERRORS AND OMISSIONS INSURANCE. Seller shall obtain errors and omissions insurance for each of the Pictures with a reputable insurance company approved by Buyer and shall maintain such coverage for at least five (5) years after the Closing Date with liability limits of not less than $1,000,000 for each occurrence and $3,000,000 in the aggregate with a $25,000 deductible, naming Buyer and each of its Affiliates and their respective directors, officers and employees as beneficiary and named insured thereunder. On the Closing Date, Seller shall deliver to Buyer appropriate certificates of insurance reflecting the foregoing, it being understood and agreed that such policies shall in no way limit Seller's indemnity under Section 10 hereof.

         5.8 NO SOLICITATION. Until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates to, nor shall it authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives retained by it or any of its Affiliates ("REPRESENTATIVES") to, solicit any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternative Transaction; provided, however, that Seller may, and may permit its Representatives to (a) furnish information to Persons making unsolicited inquiries or proposals related to a possible Alternative Transaction or (b) enter into negotiations or discussions with such Persons. Additionally, prior to Seller's stockholder's approval of the Transaction, Seller may enter into one or more agreements providing for one or more possible Alternative Transactions; provided that (i) within five (5) days of the commencement of any negotiations or discussions with a third party relating to a possible Alternative Transaction, Seller gives Buyer notice in writing of the start of any such negotiations or discussions; (ii) if Seller commences negotiations or discussions with a third party for a possible Alternative Transaction on or after the thirty-first day following the date of this Agreement, Buyer shall have the right, but not the obligation, to terminate this Agreement at any time after receipt of such notice; and (iii) within five (5) business days of the commencement of any negotiations or discussions with a third party relating to a possible Alternative Transaction that consists of a sale of the stock of Seller, but in any event, prior to the execution of a definitive purchase agreement with respect to such possible Alternative Transaction, Seller shall give the stock purchaser in the possible Alternative Transaction written notice that Buyer has informed Seller that Buyer believes that the consummation of the possible Alternative Transaction will give Buyer the right to terminate the Disney Distribution Agreement. If at any point Seller determines that all Alternative Transactions cannot or will not be consummated for any reason, Seller must give Buyer written notice of such fact and, if Buyer has the right to terminate this Agreement pursuant to (ii) above, and has not already exercised such right, Buyer shall have five (5) business days from the date it receives such notice to notify Seller whether Buyer elects to terminate this Agreement or proceed with the consummation of the Transaction in accordance with the terms of this Agreement. In the event that Buyer elects to consummate the Transaction (or does not have the right to terminate this Agreement pursuant to (ii) above), the parties shall proceed to consummate the Transaction in accordance with the terms of this Agreement, provided, however the Closing Date set forth in Section 1.2 above shall be extended by the number of days Seller has spent pursuing said Alternative Transaction. Nothing contained in this Agreement shall prohibit Seller or the members of its Board of Directors from complying with its and their (a) fiduciary duties; and (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder.

         5.9  STOCKHOLDERS' MEETING; PROXY STATEMENT.

              (a) MEETING OF STOCKHOLDERS OF SELLER. Seller shall take all action it deems necessary, in accordance with the General Corporation Law of Delaware and its respective Certificate of Incorporation and By-Laws, or as Seller otherwise deems advisable, to convene a meeting of its stockholders as soon as reasonably practicable to consider and vote whether or not to approve the Transaction; provided, that Seller's obligations in this sentence shall be suspended after it receives, and so long as it is pursuing, an offer for a possible Alternative Transaction. Subject to the provisions of Section 5.8 and the following sentence, (i) the Proxy Statement shall contain the recommendation of Seller's Board of Directors in favor of approval of the Transaction and any other transaction for which approval may also be sought by Seller's Board of Directors at the stockholders' meeting; (ii) such Board of Directors shall recommend that the stockholders of Seller vote to approve the Transaction and any other transaction for which approval may also be sought by Seller's Board of Directors at the stockholders' meeting; (iii) members of such Board of Directors who are also stockholders of Seller shall vote their shares to approve the Transaction; and (iv) Seller shall use its reasonable best efforts to solicit from stockholders of Seller proxies in favor of such approval. Nothing contained in this Agreement shall prohibit Seller or the members of its Board of Directors from complying with its and their (a) fiduciary duties; and (b) obligations under applicable state and federal law or rules and regulations promulgated thereunder.

              (b) PROXY STATEMENTS; OTHER FILINGS. As soon as reasonably practicable, Seller shall prepare, and Seller shall file with the SEC under the Exchange Act, and shall use all reasonable efforts to have cleared by the SEC and promptly thereafter shall mail to its stockholders, a proxy statement and a form of proxy with respect to the meeting of the

Seller's stockholders referred to in clause (a) above; provided, that Seller's obligations in this sentence shall be suspended after it receives, and so long as it is pursuing, an offer for a possible Alternative Transaction. The term "PROXY STATEMENT" shall mean each such proxy statement and all related proxy materials including, without limitation, the notice of meeting, letter to stockholders and form of proxy at the time such statement and materials initially are mailed to Seller's stockholders, and all amendments and supplements thereto, if any, similarly filed and mailed. Buyer agrees to cooperate with Seller in the preparation of the Proxy Statement by, among other things, using its best efforts to provide such information to Seller regarding Buyer and the Transaction as may be reasonably requested by Seller. In connection with Seller's preparation of the Proxy Statement, Buyer shall be entitled to review and make recommendations with respect to the description of the Transaction to be contained in the Proxy Statement and Seller shall not unreasonably refuse to comply with such recommendation to the extent that failure to so comply might materially and adversely affect Buyer. As soon as reasonably practicable after the date hereof, Seller shall promptly prepare and file any other filings required to be filed by it under the Exchange Act or any other federal or state law relating to the Transaction; provided, that Seller's obligations in this sentence shall be suspended after it receives, and so long as it is pursuing, an offer for a possible Alternative Transaction. Seller shall notify Buyer promptly of the receipt of any written comments of the SEC, of any request by the SEC for amendments or supplements to the Proxy Statement, and of any request by the SEC with respect to any other filings. Seller shall use its best reasonable efforts to obtain and furnish the information required to be included in the Proxy Statement and any other filings. Seller, after consultation with Buyer, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof. Seller agrees that the information provided and to be provided by it for use in the Proxy Statement and any other filings shall, on the date such Proxy Statement is first mailed to Seller's stockholders, or on the date any other filing is filed with the relevant governmental official and in each case on the date of the meeting of Seller's stockholders referred to in clause (a) above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein in order to make the information set forth therein not false or misleading, and Seller agrees to correct any such information provided by it for use in the Proxy Statement or any other filing which shall have become materially false or misleading; provided, however, that no representation, covenant or agreement is made by Seller under this sentence with respect to information supplied by or on behalf of Buyer expressly for inclusion in the Proxy Statement or other filings. Buyer covenants to Seller that the information supplied by it expressly for inclusion in the Proxy Statement and any other filings shall, on the date such Proxy Statement is first mailed to Seller's stockholders, or on the date any other filing is filed, and in each case on the date of the meeting of Seller's stockholders referred to in clause
(a) above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein in order to make the information set forth therein not false or misleading, and Buyer agrees to promptly notify Seller (and provide corrected information to Seller) in the event any such information provided by Buyer expressly for use in the Proxy Statement or any other filing becomes materially false or misleading.

    6.   COVENANTS OF BUYER.



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

         6.1 REPRESENTATIONS TRUE. Buyer shall not perform any act to make any of its representations or warranties set forth in this Agreement untrue or incorrect on and as of the Closing Date. Without Seller waiving any rights it may have, Buyer will inform Seller promptly upon discovery that any of its representations or warranties ceases to be true or correct in any material respect.

         6.2 PERMITS. Buyer will make all filings with governmental bodies and other regulatory authorities and use reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary for Buyer to consummate the Transaction (including without limitation, consents of any guarantor) without being in violation of any law or otherwise materially adversely affecting any of the Assets.

         6.3 BEST EFFORTS. Buyer shall use its best efforts to effect the Closing.

         6.4 DISNEY LOANS. Other than the Disney Loans, there are no other outstanding loans made by Buyer or Buyer's Affiliates to Seller or Seller's Affiliates. Buyer and Buyer's Affiliates agree that Seller shall have no repayment obligations with respect to the Disney Loans after the date hereof unless this Agreement is terminated; provided that upon such termination, all amounts that would otherwise have been due and payable on or prior to such termination (including interest after any applicable due date) shall be immediately due and payable. Notwithstanding the foregoing, Buyer and Buyer's Affiliates agree that no late payment fees or increased interest charges that might otherwise be payable with respect to the Disney Loans shall apply to the period commencing with the applicable due date for any such loan and ending with the date that is three (3) business days after the termination of this Agreement.

    7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions, each of which may only be waived by Buyer in writing:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Section 3 shall be true and correct in all material respects at and as of the Closing Date and Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer, dated the Closing Date, to such effect.

         7.2 COVENANTS. Seller shall have complied in all material respects with all covenants contained herein to be complied with by it prior to or at the Closing, and Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer, dated the Closing Date, to such effect.

         7.3 NO INJUNCTION OR LITIGATION. Buyer shall not be prohibited by any statute, rule, regulation, order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the Transaction. No litigation, claim, action, investigation or proceeding instituted by any governmental body or other regulatory authority or any other Person shall be pending to restrain, delay, challenge or invalidate any part of the Transaction.

         7.4 CONSENTS OBTAINED. Seller shall have obtained all of the consents and approvals required for the execution, delivery and performance of this Agreement by it, including, without limitation, consents of any guarantor with respect to, and consents required under the terms of, any Existing Exploitation Agreement or any other agreement listed in SCHEDULE 3.4, and any related notices of assignment and acknowledgments, except for such consents and approvals that would not have a Material Adverse Effect on the Assets or Seller.

         7.5 RELEASE OF LIENS. Chase shall have released all of its liens in the Assets in connection with the Chase Credit Agreement.

         7.6 PARTICIPATIONS AND GUILD OBLIGATIONS. Seller shall have delivered to Buyer a true and complete statement setting forth all Participation Obligations relating to the Film Assets and all Guild Obligations with respect to the Film Assets with the level of detail reasonably satisfactory to Buyer.

         7.7 EXISTING EXPLOITATION AGREEMENTS. Seller shall have delivered to Buyer true and complete copies of all Existing Exploitation Agreements relating to the Pictures.

         7.8 ASSIGNMENTS OF COPYRIGHT. Seller shall have executed and delivered to Buyer Assignments of Copyright relating to all copyrights and rights and interests in copyrights domestic and foreign included in the Film Assets substantially in the form of SCHEDULE 7.8.

         7.9 BILL OF SALE. Seller shall have executed and delivered to Buyer a Bill of Sale substantially in the form of SCHEDULE 7.9.

         7.10 PHYSICAL PROPERTIES. Seller shall have transferred legal ownership to Buyer in and to all Physical Properties owned by Seller, subject to lab access letters in favor of third parties pursuant to Existing Exploitation Agreements ("OWNED ELEMENTS"). With respect to the Owned Elements, Seller shall have delivered to Buyer agreements, in form and substance reasonably satisfactory to Buyer, executed by Seller and any Person holding any of the Assets pursuant to which Seller acknowledges that as of the Closing Date, legal ownership and title to the applicable Physical Property has been conveyed to Buyer ("LAB NOTICES"). Seller shall have transferred to Buyer all of Seller's rights of access to and use of all Physical Properties which Seller has in and to Physical Properties not owned by Seller relating to the Film Assets ("ACCESS PICTURE PROPERTIES"). With respect to Access Picture Properties, Seller shall have delivered to Buyer agreements, in form and substance reasonably satisfactory to Buyer, executed by Seller and any Person holding any of the Assets pursuant to which Seller acknowledges that as of the Closing Date, all of Seller's access rights to the applicable Access Picture Properties have been conveyed to Buyer ("ACCESS NOTICES"). Prior to and following the Closing, Seller agrees to assist Buyer, as needed, in obtaining possession of any Physical Properties transferred to Buyer hereunder, including without limitation assisting Buyer in gaining access to and inspecting the Physical Property prior to the Closing Date.

         7.11 ADDITIONAL NOTICES. Seller shall have delivered to Buyer fully executed copies of (a) notices to and acknowledgments by all Persons party to the Existing Exploitation Agreements in form and substance reasonably acceptable to Buyer ("NOTICES AND ACKNOWLEDGMENTS OF ASSIGNMENT"); (b) all documentation required to transfer Seller's interests in any sale-leaseback transactions to Buyer; (c) all documentation required by applicable financial institutions to transfer the bank or similar accounts and letters of credit listed on
SCHEDULE 7.11 hereto into the name of Buyer; (d) all documentation required to effectuate Buyer's interests in all musical compositions with the applicable performing rights societies; and (e) all documentation required to assign any security interests held by Seller to Buyer.

         7.12 LEGAL OPINION. Buyer shall have received a legal opinion of Gipson Hoffman Pancione P.C., counsel to Seller, in a form reasonably satisfactory to Buyer and its counsel.

         7.13 FINANCIAL STATEMENTS. Buyer shall have received the audited balance sheet of Seller as of December 31, 1996 and the related statements of income and cash flows for the fiscal year ended on that date and notes related thereto and any financial statements filed with the SEC prepared after December 31, 1996 by Seller or Seller's accountants.

         7.14 STOCKHOLDER AUTHORIZATION. The Transaction shall have been approved by Seller's stockholders in accordance with Section 5.9.

         7.15 COMPLETION OF "AN ALAN SMITHEE FILM". The motion picture presently entitled "An Alan Smithee Film" shall have been completed and delivered by Seller.

         7.16 OUTSTANDING ACCOUNTS RECEIVABLE. Seller shall have delivered to Buyer a list of all Accounts Receivable which shall be true and correct in all material respects.

         7.17 RELATED AGREEMENTS; CLOSING DOCUMENTS. Seller shall have executed and delivered each of the Related Agreements and each and every other document required to be delivered at Closing as set forth in this Agreement, each in form and substance reasonably satisfactory to Buyer and Buyer's counsel. Seller shall have executed and delivered any and all documents necessary or appropriate to assign all security interests in favor of Seller with respect to the Assets, any portion thereof or any revenues or Accounts Receivable from the Film Assets.

         7.18 FURTHER ASSURANCES. Seller shall have executed and delivered, and shall have caused all third parties to execute and deliver, any and all documents necessary to transfer title in the Assets to Buyer and to confirm Buyer's ownership rights in and to the Assets.

         7.19 NO ADVERSE CHANGES. During the period commencing on the date hereof and ending on the Closing Date, there shall not have been any change that could constitute a Material Adverse Effect on the Assets or Seller.

         7.20 HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

         7.21 SUMMIT SALES AGENCY AGREEMENT. Buyer shall have received reasonably satisfactory evidence of the termination of any and all sales agency agreements between Seller and Summit relating to the Assets and of the release of Seller's obligations thereunder with respect to the Assets.

         7.22 SMOKE PROJECT. Seller shall have executed and delivered to Buyer such security agreements and filed such Uniform Commercial Code financing statements and copyright mortgages required by Buyer in order to grant to Buyer a first priority security interest in all underlying properties in and to the Smoke Project, including without limitation all Literary Property and derivative works based thereon (which derivative works shall include any resulting motion picture). If Buyer does not fund and acquire rights in the Smoke Project, Buyer agrees that it will take such actions as are necessary to release such security interests upon receipt by Buyer of payment in full of all of Buyer's or Buyer's Affiliates' costs and expenses (including interest) in connection with the Smoke Project.

         7.23 ACCOUNTING. Buyer shall have approved the accuracy of the Accounting delivered to Buyer pursuant to Section 2.11.

         7.24 OLIVER STONE SECURITY INTEREST. Seller shall have executed and delivered to Buyer such security agreements and filed such Uniform Commercial Code financing statements and copyright mortgages required by Buyer in order to grant to Buyer the first priority security interests described in Section 2.10.

    8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate this Agreement and the Transaction are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions, each of which may be waived by Seller in writing:

         8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Section 4 shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have delivered to Seller a certificate, in form and substance satisfactory to Seller, dated the Closing Date, to such effect.

         8.2 COVENANTS. Buyer shall have complied in all material respects with all covenants contained herein to be complied with by it prior to or at the Closing, and Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller, dated the Closing Date, to such effect.

         8.3 NO INJUNCTION OR LITIGATION. Seller shall not be prohibited by any statute, rule, regulation, order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the Transaction. No litigation, claim, action, investigation or proceeding instituted by any governmental body or other regulatory authority or any other Person shall be pending to restrain, delay, challenge or invalidate any part of the Transaction.

         8.4 CONSENTS OBTAINED. Buyer shall have obtained all of the consents and approvals required for the execution, delivery and performance of this Agreement by it, except for such consents and approvals that would not have a Material Adverse Effect on Buyer.

         8.5 ASSUMPTION OF LIABILITIES. Buyer shall have assumed the liabilities set forth in Section 2.1, other than the Excluded Liabilities and shall have taken all actions necessary to evidence such assumption.

         8.6 HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Assets contemplated hereby shall have expired or shall have been terminated.

         8.7 RELEASE OF GUARANTEES. Buyer shall have released, or caused Buyer's Affiliate to release, any guarantees or security interests executed or granted in connection with the Disney Loans.

         8.8 RELATED AGREEMENTS; CLOSING DOCUMENTS. Buyer shall have executed and delivered each of the Related Agreements to which it is a party and each and every other document required to be delivered at Closing as set forth in this Agreement.

         8.9 LEGAL OPINION. Seller shall have received a legal opinion of O'Melveny & Myers LLP, counsel to Buyer, in a form reasonably satisfactory to Seller and its counsel.

         8.10 GUILD ASSUMPTION AGREEMENTS. Buyer and Seller shall have entered into agreements with each of SAG, WGA, DGA, AFM, and IATSE pursuant to which Buyer shall have assumed Seller's Guild Obligations (the "GUILD ASSUMPTION AGREEMENTS"). The Guild Assumption Agreements shall be in the form required under the applicable collective bargaining agreement or in such other form acceptable to the Guilds and Buyer.

    9.   TERMINATION.

         9.1  GROUNDS FOR TERMINATION.  This Agreement may, under subsections
(a), (b), (c), (d), (f) or (g), or shall, under subsection (e), be terminated at any time prior to the Closing Date and not thereafter (a) by mutual written consent of Buyer and Seller; (b) by either Buyer or Seller if there has been a material breach of the representations, warranties or covenants of the other party set forth herein, provided if such breach is curable, it is not cured within thirty (30) days after the delivery of written notice of the breach by the non-breaching party; (c) by Buyer if the conditions stated in Section 7 cannot be or have not been satisfied in all material respects by the Closing Date; (d) by Seller if the conditions stated in Section 8 cannot be or have not been satisfied in all material respects by the Closing Date; (e) without any further action by either party if prior to Seller's stockholders approval of the Transaction,

Seller's Board of Directors receives an unsolicited offer from a third party to take part in an alternative transaction (the "ALTERNATIVE TRANSACTION") and Seller's Board of Directors determines, in the exercise of its fiduciary duties under applicable law, that the Alternative Transaction would be more beneficial to Seller or Seller's stockholders than the Transaction, such Alternative Transaction and the Transaction cannot both be consummated in accordance with their respective terms and the Alternative Transaction is consummated; (f) by Buyer pursuant to Section 5.8 if negotiations commence for an Alternative Transaction on or after the thirty-first day after the date of this Agreement; or (g) by Buyer pursuant to the terms of Section 2.14.

         9.2 EFFECT OF TERMINATION. (a) If this Agreement is terminated as provided in Section 9.1, all obligations of the parties hereunder will terminate without liability of any party to any other party, except (i) that the obligations set forth in Sections 10, 11.2 and 11.5, and the provisions of Sections 11.3, 11.7, 11.8, 11.10, 11.11, 11.12 and 11.13 will survive any such termination; (ii) that Seller will be liable for Losses incurred by Buyer caused by and resulting from any breach by Seller of the covenants contained in
Section 5.1(a), 5.1(c), 5.8 or 5.9, or because Seller intentionally or willfully refuses to proceed with the Closing or intentionally or willfully prevents the Closing from taking place (unless Seller refuses to proceed with the Closing or prevents the Closing from taking place because it is consummating or pursuing an Alternative Transaction in accordance with the terms of Section 5.8); (iii) that Seller will be liable for Losses incurred by Buyer (excluding only those Losses resulting or arising from the continuation of the Disney Distribution Agreement) caused by and resulting from any breach by Seller of the covenants contained in Sections 5.1(b), 5.1(d), 5.1(e), 5.1(f), 5.2, 5.3, 5.4, 5.5, 5.6 or 5.7 or any
breach by Seller of the representations and warranties contained in Section 3 (unless Seller refuses to proceed with the Closing or prevents the Closing from taking place because it is consummating or pursuing an Alternative Transaction in accordance with the terms of Section 5.8); (iv) that Buyer will be liable for Losses incurred by Seller caused by and resulting from any breach by Buyer of the covenants contained in Section 6; and (v) that if the termination of this Agreement is pursuant to Section 9.1(b), (c) or (d), except as provided in (ii) and (iii) above, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any Person for any breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.

              (b) In addition to any and all other rights of Buyer hereunder, if this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(f), in each case, Buyer shall have the following rights and remedies only if the Alternative Transaction is consummated, as of the date of such consummation:

                   (i) If the Alternative Transaction consists of a sale of any of the Assets, the parties agree that (x) all of Buyer's or Buyer's Affiliates obligations under the Disney Distribution Agreement with respect to motion pictures not yet completed and/or delivered by Seller shall terminate; (y) all rights of Buyer or Buyer's Affiliates and obligations of Seller under the Disney Distribution Agreement and the Alan Smithee

    Distribution Agreement with respect to the Previously Delivered Motion Pictures shall remain unmodified, and the Disney Distribution Agreement and the Alan Smithee Distribution Agreement with respect to the Previously Delivered Motion Pictures, and any security agreements, mortgages of copyright or other agreements entered into between Buyer or Buyer's Affiliates and Seller or Seller's Affiliates with respect to the Previously Delivered Motion Pictures shall remain unmodified and in full force and effect; and (z) the Master Loan Agreements shall terminate immediately and the Disney Loans shall be immediately due and payable in full by Seller.

                   (ii) If the Alternative Transaction consists of a sale of the stock of Seller, the parties agree that Seller shall pay all of the reasonable out-of-pocket expenses incurred by Buyer incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including without limitation due diligence costs and the fees, expenses and disbursements of accountants and counsel.

         9.3 RIGHTS TO PROCEED. Subject to Sections 9.1 and 9.2, if any of the conditions specified in Article 7 have not been satisfied, Buyer will have the right to proceed with the Transaction without waiving any of its rights hereunder to seek damages for any breach of a representation, warranty or covenant. Subject to Sections 9.1 and 9.2, if any of the conditions specified in Article 8 have not been satisfied, Seller will have the right to proceed with the Transaction without waiving any of its rights hereunder to seek damages for any breach of a representation, warranty or covenant.

         9.4 SPECIFIC PERFORMANCE. The Assets are uniquely suited for the purposes and needs of Buyer. If Seller should breach any of its representations, warranties or covenants under this Agreement, the parties each acknowledge that the remedy at law would be inadequate to compensate Buyer. Accordingly, Buyer, in addition to any other available rights or remedies, may at its sole option sue in equity for specific performance, and Seller expressly waives the defense that a remedy in damages will be adequate. Notwithstanding the foregoing, Buyer shall not be entitled to specific performance hereunder unless and until it has tendered all amounts due pursuant to Section 2, subject to any right of offset which Buyer may have.

         9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and any investigation or due diligence conducted by the parties, including without limitation any claims or notices received from third parties shall survive the Closing for eighteen (18) months; provided, however, that (a) Seller's representations and warranties pursuant to Section
3.16 and Buyer's representations and warranties pursuant to Section 4.4 shall survive until the expiration of the applicable statute of limitations relating thereto; and (b) all claims asserted within such eighteen (18) month period shall survive even if such claims are not resolved within such eighteen (18) month period.

    10.  INDEMNIFICATION.

         10.1 OBLIGATIONS OF SELLER. Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates (and directors, officers and employees of such Affiliates), agents and assigns from and against any and all Losses of Buyer arising from, under or related to, or as a result of (a) subject to the limitations set forth in Section 9.2(a)(ii) and
(iii),
any breach of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement or the Related Agreements,
(b) subject to the limitations set forth in Section 9.2(a)(ii) and (iii), any other breach by Seller of this Agreement, (c) any claims asserted by any shareholder of Seller (whether or not such claim is asserted directly against Buyer) with respect to the Transaction or the Assets or (d) the Excluded Liabilities.

         10.2 OBLIGATIONS OF BUYER. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, Affiliates (and directors, officers and employees of such Affiliates), agents and assigns from and against any Losses of Seller arising from, under or related to, or as a result of (a) any breach of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement or the Related Agreements, (b) any other breach by Buyer of this Agreement, (c) the liabilities assumed by Buyer in Section 2.2 above.

         10.3 PROCEDURE.

              (a) NOTICE. Any party seeking indemnification (an "INDEMNIFIED PARTY") with respect to any Loss shall give written notice thereof to the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY"). Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of any Loss resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby).

              (b) DEFENSE. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein and defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity, and the Indemnifying Party shall have the right to conduct and control the defense subject to the Indemnified Party's approval in writing of outside counsel selected by the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 10 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any action defended by the Indemnifying Party the Indemnified Party shall have the right to be represented by its own counsel at its own expense unless (1) the employment of such counsel shall have been authorized in writing by the Indemnifying Party or (2) the Indemnifying Party shall not have properly employed counsel reasonably satisfactory to such Indemnified Party to have charge of the defense of such action; in each of such cases such fees and expenses shall be paid by the Indemnifying Party. In addition, if the named parties to any such action, suit or proceeding (including any impleaded parties) shall include both such Indemnified Party and Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from, or additional to, those available to the Indemnifying Party, and if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Indemnified Party, and the Indemnified Party may participate in the defense of such action, suit or proceeding and such fees and expenses shall be paid by the Indemnifying Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel for all such Indemnified Parties). The Indemnifying Party will not, without Indemnified Party's written consent, settle or compromise any indemnifiable claim or consent to the entry of any judgment in respect thereof unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability in respect of such Indemnifiable Claim. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder.

         10.4 SURVIVAL. This Section 10 shall survive any termination of this Agreement.

    11.  MISCELLANEOUS.

         11.1 COMPLETE AGREEMENT; MODIFICATIONS. This Agreement, and any documents referred to herein or executed contemporaneously herewith pursuant hereto, constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

         11.2 EXPENSES. Subject to Section 9.2, the parties hereto will each pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and the Transaction, including, without limitation, all fees and expenses of their respective agents, representatives, counsel and accountants.

         11.3 REMEDIES NOT EXCLUSIVE; NO TERMINATION. Except as expressly stated to the contrary herein, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

         11.4 COOPERATION. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become reasonably necessary or expedient to effectuate and carry out the Transaction (which shall include any obligation to make payments). If at any time after the Closing, Seller receives any payment that is part of the Assets, it will hold such payment in trust and pay it to Buyer within five (5) business days of its receipt by Seller. If at any time after the Closing, Buyer receives any payment that is not part of the Assets, it will hold such payment in trust and pay it to Seller within five (5) business days of its receipt by Buyer.

         11.5 CONFIDENTIALITY OBLIGATIONS. From and after the date hereof, each party hereto shall strictly maintain the confidential nature of, and not make any public announcement or disclose to any third party or use for any purpose other than in connection with the Transaction without prior written consent of the other party, (a) any confidential information learned about the other or its Affiliates in the course of the Transaction, or (b) the existence or terms of, or information relating to, this Agreement (including the Purchase Price), the Related Agreements or any other documents signed at the Closing Date, unless and to the extent necessary to carry out the Transaction or as permitted by this Section 11.5. Each party shall be responsible for any breach of this Section 11.5 by its Affiliates, directors, officers, employees, agents or advisors. These restrictions on use and obligations of confidentiality will not apply to any information (i) to the extent the receiving party is required to disclose such information by law or applicable regulation, including any securities laws and regulations and the regulations of any securities exchange, or under court or government order (in which case no public announcement shall be made without prior consultation with the other party), (ii) then in the public domain by acts not attributable to such party, (iii) hereafter received by the receiving party from a third party source on an unrestricted basis,
(iv) known to the receiving party prior to the date of disclosure hereunder except to the extent subject to a prior confidentiality agreement, or
(v) necessary to enforce this Agreement provided that all reasonable steps are taken to limit the amount of disclosure. If the Closing occurs, Buyer shall be released from any obligations under this Section 11.5 with regard to the Assets and the Transaction. Seller shall not disclose any confidential information about the Assets before or after Closing without the prior written consent of Buyer except as provided in clauses (i), (ii), (iii) or (v) of the fourth sentence of this Section 11.5. Upon any termination of this Agreement pursuant to Section 9.1, Buyer and Seller each agree to return or destroy any and all materials containing any confidential information.

         11.6 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service, facsimile or certified mail (postage prepaid) to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice delivered by personal service will be deemed delivered when it is actually delivered and received by the relevant party. Any notice sent by facsimile will be deemed delivered when the confirmation of the successful transmission of the facsimile is printed by the facsimile machine and received by the sending party. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

    If to Buyer:

         Walt Disney Pictures and Television
         500 S. Buena Vista Street
         Burbank, CA  91521
         Attn:  Business and Legal Affairs

         Fax No.:  (818) 843-7109

    With a copy to:

         Walt Disney Pictures and Television
         500 S. Buena Vista Street
         Burbank, CA  91521
         Attn:  Corporate Legal

         Fax No.:  (818) 563-3366

    If to Seller:

         Cinergi Pictures Entertainment Inc.
         Cinergi Productions N.V. Inc.
         2308 Broadway
         Santa Monica, CA  90404
         Attn:  Warren Braverman

         Fax No.:  (310) 828-0443

    With a copy to:

         Gipson Hoffman & Pancione
         1901 Avenue of the Stars
         Suite 1100
         Los Angeles, CA  90067-6002
         Attn:  Robert H. Steinberg, Esq.

         Fax No.:  (310) 556-8945


         11.7 THIRD PARTY BENEFITS. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

         11.8 GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of law provisions of California or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts. The parties hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided in Section 11.6, such service being hereby acknowledged by the applicable party to be sufficient for personal jurisdiction in any action against such party in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

         11.9 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

         11.10 ILLEGALITY; SEVERABILITY. Nothing herein contained shall be construed to require the performance by either party of any act contrary to law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including without limitation, all portions of any section of this Agreement containing such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         11.11 RELATIONSHIP OF PARTIES. Nothing herein contained shall be deemed to constitute a partnership between or joint venture by the parties, nor shall either party be deemed the agent of the other. Neither party shall hold itself out contrary to the provisions hereof.

         11.12 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding on the parties, and their respective successors and assigns except that Seller may not assign its rights or obligations under this Agreement without the prior written consent of Buyer. Seller may assign its rights and obligations under this Agreement without the prior written consent of Buyer if the assignment is made pursuant to a merger, consolidation or sale of all or substantially all of Seller's assets; provided, however, if said assignment occurs prior to the Closing, Seller's successor/assignee must assume Seller's obligations hereunder and Buyer must be reasonably satisfied that said successor/assignee is at least as able to perform Seller's obligations pursuant to this Agreement as Seller. Any assignment made by Seller pursuant to this Section 11.12 shall not release Seller from any of its obligations or liabilities hereunder and any assignment made in violation of this Section shall be null and void. Buyer may assign its rights and obligations under this Agreement to any Affiliate.

         11.13     RULES OF CONSTRUCTION.

              (a) HEADINGS. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Article or Section.

              (b) TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

         11.14 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         11.15 DISCLOSURE SCHEDULE. Disclosure of information in any section of this Agreement or the disclosure schedule shall not be deemed disclosure for purposes of any other Section of this Agreement or the disclosure schedule.

         11.16 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by its authorized representative as of the date first above written.

                        CINERGI PICTURES ENTERTAINMENT INC.,
                        f/k/a CINERGI PRODUCTIONS, INC.


                        By:         /s/ Warren Braverman
                             --------------------------------------------------
                        Name:     Warren Braverman
                               ------------------------------------------------
                        Title:     Executive Vice President
                                -----------------------------------------------

                        CINERGI PRODUCTIONS N.V. INC.


                        By:         /s/ Warren Braverman
                             --------------------------------------------------
                        Name:     Warren Braverman
                               ------------------------------------------------
                        Title:     Executive Vice President
                                -----------------------------------------------

                        WALT DISNEY PICTURES AND TELEVISION



                        By:         /s/ Robert S. Moore
                             --------------------------------------------------
                        Name:     Robert S. Moore
                               ------------------------------------------------
                        Title:     Executive Vice President
                                -----------------------------------------------

         Each of the undersigned members of Seller's Board of Directors, in their capacities as shareholders of Seller, hereby acknowledges, and agrees to comply with, the terms of Section 5.9(a)(iii).


                                    /s/ Andrew Vajna
                        -------------------------------------------------------
                        Andrew Vajna
                        Dated:     April 3, 1997
                                -----------------------------------------------

                                    /s/ Warren Braverman
                        -------------------------------------------------------
                        Warren Braverman
                        Dated:     April 3, 1997
                                -----------------------------------------------



         To the extent that the rights of either of the undersigned are affected by this Agreement, each of the undersigned acknowledges and consents to any such modifications.

                        BUENA VISTA INTERNATIONAL, INC.

                        By:  /s/ L. Kaplan
                             ---------------------------------
                        Name:    L. Kaplan
                              --------------------------------
                        Title: Senior Vice President/General Manager
                               --------------------------------

                        BUENA VISTA PICTURES DISTRIBUTION,
                        a division of ABC, INC.

                        By:  /s/ Phillip L. Barlow
                             ---------------------------------
                        Name:    Phillip L. Barlow
                              --------------------------------
                        Title: President-Distribution
                               --------------------------------

                            LIST OF SCHEDULES AND EXHIBITS
                            ------------------------------



         Schedule A          Definitions
         Schedule 2.2*       Assumed Obligations with respect to Existing
                             Exploitation Agreements
         Schedule 2.4*       Distribution and Sales Agency Agreements
         Schedule 3.2*       Required Notices and Consents (Seller)
         Schedule 3.4*       Existing Exploitation Agreements
         Schedule 3.10*      Permitted Liens
         Schedule 3.11*      Music Rights
         Schedule 3.13*      Insurance Claims
         Schedule 3.14*      Litigation
         Schedule 3.16*      Commissions
         Schedule 4.2*       Required Notices and Consents (Buyer)
         Schedule 5.1*       Territories Requiring Buyer's Prior Written
                             Consent
         Schedule 7.8*       Form of Assignment of Copyright
         Schedule 7.9*       Form of Bill of Sale
         Schedule 7.11*      Bank Accounts




         Exhibit A           Pictures



         -------------------------------------------

         *    Such schedule has not been delivered in accordance with Section
              2.14 of the Purchase and Sale Agreement or has been omitted from the Purchase and Sale Agreement as filed as Exhibit 2.1 to Registrant's Current Report on Form 8-K dated April 3, 1997 in accordance with Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and will be furnished supplementally to the Securities and Exchange Commission (the "Commission") upon request of the Commission.

                                      SCHEDULE A
                                      ----------

                                     DEFINITIONS


         For all purposes of the Agreement to which this is attached as Schedule A, except as otherwise expressly provided or unless the context otherwise requires,

         (a) the terms defined in this Schedule have the meanings assigned to them in this Schedule and include the plural as well as the singular,

         (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles in the United States,

         (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

         (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         As used in the Agreement and the Exhibits and Schedules delivered pursuant to the Agreement, the following definitions shall apply:

         "338 Elections" is defined in Section 1.4.

         "Access Notices" is defined in Section 7.10.

         "Access Picture Properties" is defined in Section 7.10.

         "Account" shall have the meaning given to such term in the Uniform Commercial Code.

         "Accounting" is defined in Section 2.11.

         "Accounts Receivable" means all accounts receivable, unpaid advances and guarantees, rights to payment, proceeds, letters of credit, claims (including claims for past due amounts and audit claims whether due or arising prior to or subsequent to the Closing Date), recoveries or consideration of any nature whatsoever under the Existing Exploitation Agreements and all other agreements with respect to the Assets. Without limiting the generality of the foregoing, the term "Accounts Receivable" shall expressly include all domestic and non-domestic overages or other payments or rights to payments paid or payable after January 1, 1997, whether or not paid, credited or otherwise collected, on the Film Assets. Notwithstanding the foregoing, the term "Accounts Receivable" shall expressly exclude all contractual minimum guarantees payable pursuant to a contract in existence as of January 1, 1997 with respect to the Film Assets other than minimum guarantees due with respect to the motion pictures presently entitled "An Alan Smithee Film", "Up Close and Personal" and "Deep Rising" a/k/a "Tentacles" (the "EXCLUDED RECEIVABLES").

         "Affiliate" means, with regard to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such first Person.

         "Agency Films" means all motion pictures listed in EXHIBIT A hereto and identified on EXHIBIT A as "Agency Films".

         "Agreement" is defined in the introductory paragraph and means the Agreement to which this is attached as Schedule A, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference therein.

         "Alan Smithee Distribution Agreement" means that certain Distribution Agreement dated as of October 2, 1996 by and between Seller and Buena Vista Pictures Distribution, Inc.

         "Alternative Transaction" is defined in Section 9.1(e).

         "Ancillary Rights" means all ancillary, subsidiary or allied rights now known and unknown, including without limitation publishing, novelization, music publishing, soundtrack recording, screenplay, publication, sponsorship, commercial tie-up, character, live stage, theme park and merchandising rights of every kind and nature whatsoever derived from, appurtenant to or related to the Pictures, Picture Rights, the Literary Property, the title or titles of the Pictures, or said Literary Property, the characters appearing in the Pictures, Picture Rights or said Literary Property and/or the names or characteristics of said characters.

         "ASCAP" is defined in Section 3.11.

         "Assets" is defined in Section 1.1.

         "Bill of Sale" means the Bill of Sale in the form attached hereto as
SCHEDULE 7.9.

         "BMI" is defined in Section 3.11.

         "Books and Records" means all of Seller's files, books and records (including, without limitation, financial books and records), data bases, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Assets or are otherwise necessary or helpful in the Exploitation, ownership or collection thereof or realization thereupon, continuity lists, dialogue lists, spotting lists, synchronization licenses, contracts, correspondence and business affairs and legal files relating to the development, acquisition, production and Exploitation of the Pictures and the Picture Rights, cast lists, artwork, press books, story synopses, credit requirements lists, posters, advertising and publicity materials and all versions thereof and all of Seller's rights of access to the foregoing, contracts, agreements, assignments, documents or other papers, including originally executed copies of such contracts, agreements, assignments, documents or other papers relating to the Pictures and the Picture Rights.

         "Buyer" is defined in the introductory paragraph.

         "Buyer/Seller Stone Agreement" is defined in Section 2.10.

         "BVI Die Hard Distribution Agreement" is defined in Section 1.1(a)(v).

         "BVI Die Hard Rights" is defined in Section 1.1(a)(v).

         "Chase" is defined in Section 2.2.

         "Chase Credit Agreement" is defined in Section 2.2.

         "Chattel Paper" shall have the meaning given to such term in the Uniform Commercial Code.

         "Code" means the Internal Revenue Code of 1986, as amended and any successor thereto and the Treasury Regulations promulgated thereunder.

         "Cinergi" is defined in the introductory paragraph.

         "Cinergi Films" means all motion pictures listed in EXHIBIT A hereto and identified on EXHIBIT A as "Cinergi Films".

         "Cinergi Stock" is defined in Section 2.6.

         "Closing" means the consummation of the Transaction contemplated by the Agreement.

         "Closing Date" is defined in Section 1.2.

         "Disney Distribution Agreement" means that certain Distribution Agreement dated as of July 9, 1990, as amended, among Seller, Buyer and Buyer's Affiliates.

         "Disney Loans" is defined in Section 2.2.

         "Document" shall have the meaning given to such term in the Uniform Commercial Code.

         "Due Diligence Period" is defined in Section 2.14(b).

         "Due Diligence Period Notice" is defined in Section 2.14(b).

         "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         "Evita Warner Bros. Soundtrack Agreement" means that unsigned letter agreement dated as of June 12, 1995 by and between Warner Bros. Records Inc. and Cinergi Service, Inc.

         "Evita Warner Bros. Soundtrack Rights" means only Seller's or Seller's Affiliates' rights under the Evita Warner Bros. Soundtrack Agreement (or any substitute or replacement agreement or additional similar agreement) regarding the "Evita" soundtrack.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Liabilities" is defined in Section 2.2.

         "Excluded Receivables" is defined in the definition of Accounts Receivable.

         "Existing Exploitation Agreements" means the Exploitation Agreements in effect as of the date hereof and are listed on SCHEDULE 3.4 hereto.

         "Existing Third Party Exploitation Rights" means the Exploitation rights sold, licensed or granted to third parties pursuant to Existing Exploitation Agreements.

         "Exploitation" and the correlative "Exploit" means:

         (a) The right, under copyright and otherwise, to release, sell, exhibit, distribute, subdistribute, lease, sublease, market, exploit, license, sublicense, broadcast, transmit, reproduce, advertise, publicize, perform or otherwise exploit and derive revenues from the Pictures and Picture Rights in perpetuity, throughout the universe, in any and all languages and versions, on any and all sizes and gauges of film, videotape or other material and by any and every means and media, now known or which may hereafter be developed (including, without limitation, theatrical, non-theatrical, all forms of television (including free, pay, basic cable and satellite) and video devices, all interactive and computer assisted media; and in connection with any such uses (whether the same be for profit or otherwise) to use and perform all sound and music synchronized therewith.

         (b) The right to manufacture and procure such positive prints and preprint and other materials and to cause the performance of such laboratory work with respect to the Pictures as Buyer may require and to cause trailers of the Pictures to be produced, manufactured, exhibited and distributed by every means, method or device now or hereafter known.

         (c) The right to advertise, publicize and exploit the Pictures and Picture Rights by such means in such media now known and unknown, and to such extent as Buyer may deem desirable. Such rights shall include without limitation, with respect to all Persons appearing in or rendering services in connection with the Pictures, the right to issue and authorize publicity concerning them and the right to use, reproduce, transmit, broadcast, exploit, publicize and exhibit their names, photographs, likenesses, transcriptions, films and other reproductions thereof in connection with the distribution, exhibition, advertising and exploitation of the Pictures.

         (d) The right to exercise Sequel and Remake Rights and other Ancillary Rights.

         "Exploitation Agreement" means any agreement relating to the sale, grant, license or other conferral to any Person of any right to release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise Exploit any Pictures or Picture Rights or any rights in any Pictures or Picture Rights.

         "Film Assets" means all right, title and interest of every kind and nature without limitation in and to the Pictures and Picture Rights, including without limitation all tangible and intangible property and rights relating thereto and all Proceeds (as defined below in this SCHEDULE A) thereof now known and unknown other than the Excluded Receivables. Without limiting the generality of the foregoing, the term "Film Assets" shall include all tangible and intangible rights now known and unknown and property related to the Pictures and Picture Rights, including, without limitation, the following:

         1. All rights of every kind and nature (including, without limitation, copyrights) in and to any literary, trademark, service mark, literary property right, personal right, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, any Pictures or Picture Rights is or may be based, or from which it is or may be adapted or inspired or which may be or has been used or included in any Pictures or Picture Rights including, without limitation, all scripts, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof (collectively, the "LITERARY PROPERTY");

         2. All tangible personal property, Goods and other physical properties of every kind or nature of or relating to Pictures or Picture Rights and all versions thereof, including, without limitation, all Physical Properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of any Pictures or Picture Rights, and all versions thereof or any part thereof;

         3. All rights of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with any Pictures or Picture Rights including, without limitation, all copyrights therein and all rights to perform, copy, record, rerecord, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, sound track recording, and music publishing rights;

         4.   All Ancillary Rights;

         5. All rights of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and Exploitation of any Pictures, including, without limitation, all agreements for the services of writers, directors, cast, producers, special effects personnel, musicians, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

         6. All rights to receive development cost reimbursements plus interest and any other sums relating to development costs of the Pictures;

         7. All insurance and insurance policies heretofore or hereafter placed upon any Pictures, Picture Rights, the Physical Properties or the insurable properties thereof and/or any person or persons engaged in the development, production, completion, delivery or exploitation of any Pictures or Pictures Rights and the proceeds thereof;

         8. All copyrights, rights in copyrights, interests in copyrights, applications for copyrights, and renewals and extensions of copyrights, domestic and foreign, heretofore or hereafter obtained upon any Pictures, Picture Rights or the Literary Property or any part thereof, and the right to make publication thereof for copyright purposes, to register claims under copyright, and the right to renew and extend such copyrights, and the right to sue for past, present and future infringements of copyright;

         9. All rights to produce, acquire, lease, sublease or Exploit any Pictures, Picture Rights, the Literary Property and any and all rights therein in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe by any and all means, methods, processes or devices now known or hereafter conceived, devised or created, including, without limitation, all contract rights, General Intangibles, Accounts, Chattel Paper, Documents, Instruments, letters of credit and other rights of any kind except only the Excluded Receivables (and all Proceeds and products of any of the foregoing) arising out of or in connection with any Existing Exploitation Agreement (the "ASSIGNED EXPLOITATION AGREEMENTS"), including without limitation (a) all rights of the Seller to receive moneys due or to become due pursuant to the Assigned Exploitation Agreements and all audit claims with respect thereto, except only the Excluded Receivables; (b) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Exploitation Agreements; (c) all claims of the Seller for damages arising out of or for breach of or default under the Assigned Exploitation Agreements; (d) all rights of the Seller to terminate, amend, supplement, modify or exercise rights or options under any Assigned Exploitation Agreement, all rights of the Seller to perform thereunder and to compel performance and otherwise exercise any and all rights and remedies under the Assigned Exploitation Agreements; and (e) all rights of the Seller in, to and under all security agreements, leases and other documents (including without limitation all drawing documents relating to any letters of credit) and contracts securing, guaranteeing or otherwise relating to any such Assigned Exploitation Agreements, Accounts, contract rights, Chattel Paper, Documents, Instruments, letters of credit, General Intangibles or other obligations;

         10. Any pledgeholder, laboratory access, or film warehousing agreements relating to any Pictures or Picture Rights and any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to any Pictures, Picture Rights and any Physical Property relating thereto;

         11. The title or titles of any Pictures or Picture Rights and all rights of Seller to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity;

         12.  The following collection accounts:

              a. All deposit and other accounts listed on SCHEDULE 7.11 to the Agreement (the "COLLECTION ACCOUNTS") and any extension or renewal of such accounts and all certificates and instruments, if any, from time to time representing or evidencing such accounts with any bank or other financial institution;

              b. All monies on deposit in any Collection Account, all account investments relating thereto from time to time and all certificates and instruments, if any, from time to time representing or evidencing such account investments (the "ACCOUNT INVESTMENTS"); and

              c. All interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the Collection Accounts.

         13. Any and all tangible and intangible personal property including without limitation General Intangibles not elsewhere included in this definition, constituting or relating to any Pictures or Picture Rights which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of any Pictures or Picture Rights;

         14. All proceeds, products, rents and profits of or from any and all of the foregoing Film Assets and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Film Assets excluding only the Excluded Receivables (collectively "PROCEEDS"). For purposes of this SCHEDULE A, the term Proceeds includes whatever is receivable or received when Film Assets or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

         "Fox" shall mean Twentieth Century Fox.

         "Goods" shall have the meaning given to such term in the Uniform Commercial Code.

         "General Intangibles" shall have the meaning given to such term in the Uniform Commercial Code, and in any event shall include without limitation, all United States and foreign inventions, processes, formulae, computer software, designs, trade secrets, rights in proprietary information, licenses, patents, patent rights, patent applications, copyrights, copyright rights, copyright applications, trademarks, trademark rights, trademark applications, and all related goodwill, service marks, service mark rights, service mark applications, and all related goodwill, trade names, trade name rights, business names, and other like business property rights, all renewals and extensions thereof and all applications to acquire, renew or extend any such rights on file or for which application may at any time be made in the future, contracts, franchises, licenses, permits, subscriptions and other agreements and all rights thereunder, rights granted by others which permit the Seller to sell or market items of personal property, documents, good will, judgments, causes in action and claims, whether or not inchoate (including without limitation the right to sue for past, present and future infringement), and all other general intangibles and intangible property and all rights thereunder.

         "Guild" means any guild, craft, union or labor organization having jurisdiction over any Person rendering services or granting any rights in any capacity in connection with the Pictures.

         "Guild Assumption Agreements" is defined in Section 8.10.

         "Guild Liens" is defined in Section 3.4.

         "Guild Obligations" means all obligations, liabilities and/or commitments of any kind or nature arising under or in connection with any contract, collective bargaining agreement or other document or instrument with any Guild or the members of any Guild, including, without limitation, any obligation or liability to make any payments pursuant to any such contracts, agreements, documents or instruments arising in connection with or as a result of the development, acquisition, production or Exploitation of any Picture or any Picture Rights, including, without limitation, any so-called "residual", "reuse", "rerun" or "supplemental market" payments.

         "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and rules and regulations thereunder.


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


         "Indemnifiable Claim" means any Loss for or against which any party is entitled to indemnification under this Agreement.

         "Indemnified Party" is defined in Section 10.3 and means the party entitled to indemnity hereunder.

         "Indemnifying Party" is defined in Section 10.3 and means the party obligated to provide indemnification hereunder.

         "Instrument" shall have the meaning given to such term in the Uniform Commercial Code.

         "Invoicing Party" is defined in Section 2.13.

         "Lab Notices" is defined in Section 7.10.

         "Licensed Films" means all motion pictures listed in EXHIBIT A hereto and identified on EXHIBIT A as "Licensed Films".

         "Loss" or "Losses" means any action, cost, damage, obligation, disbursement, expense, liability, loss and settlement payments, including without limitation attorneys', accountants and other professional fees and costs.

         "Master Loan Agreements" is defined in Section 2.5.

         "Material Adverse Effect" with respect to the Assets means any effect which would materially prejudice or derogate from the Assets or otherwise materially alter or diminish the value of the Assets or Buyer's rights and remedies with respect to the Assets or would materially increase the liabilities assumed by Buyer pursuant to this Agreement. "Material Adverse Effect" with respect to any Person means any effect which renders a Person insolvent or which would materially diminish the ability of such Person to perform its obligations under this Agreement or to consummate the Transaction.

         "Missing Schedules" is defined in Section 2.14(a).

         "Notices and Acknowledgments of Assignment" is defined in
Section 7.11.

         "Owned Elements" is defined in Section 7.10.

         "Participation Obligations" means all financial obligations for contingent compensation incurred or assumed by Seller in connection with the Exploitation of the Pictures or Picture Rights in the nature of gross participations, net profit or net proceeds participations or so-called deferments based upon the Exploitation of any Picture, any Picture Rights, any Sequel and Remake Rights or Ancillary Rights acquired by Buyer.

         "Person" means an association, a corporation, an individual, a partnership, a joint stock company, a joint venture, a limited liability company, a trust or any other entity or organization, or a government or any political subdivision or agency thereof.

         "Physical Properties" means all tangible properties of every kind or nature of or relating to the Pictures or Picture Rights, and all versions and copies thereof owned by Seller or to which Seller has a right of access or use including, without limitation, all Books and Records, scripts, the Literary Property, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including interpositives, negatives, videotapes, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, video masters and all other forms of preprint elements which may be used to produce prints or other copies or additional preprint elements, whether now known or hereafter devised), foreign language dubbed and subtitled versions, sound tracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, all contracts, credit lists, music licenses, all promotional materials relating to any Pictures or Picture Rights, including, without limitation, transparencies, posters, press books, publicity kits, still photographs and promotional trailers and any and all other physical properties of every kind and nature relating to any Pictures in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

         "Picture Rights" means: (a) any rights, whether arising under written contracts or otherwise, to sell, produce, acquire, distribute, subdistribute, act as sales agent for, exhibit, lease, sublease, license, sublicense or otherwise Exploit Pictures, including all rights under so-called sales agency, license, "pick up" or "sale-leaseback" arrangements and other contracts and agreements relating to the acquisition of Pictures or any interest therein in any market, territory or media, now known or unknown, by any means, method, process or device, now known or hereafter developed, (b) all rights to sell trailer and advertising accessories relating to Pictures, (c) all Sequel and Remake Rights relating to Pictures, and (d) any rights to Exploit any element or component of Pictures or any Ancillary Rights relating to Pictures, including without limitation music publishing rights relating to any music embodied in or written for Pictures, including the right to grant licenses to print, perform or mechanically reproduce such music. Notwithstanding anything to the contrary contained herein, (i) the term "Picture Rights" with respect to the motion picture entitled "Evita" shall exclude the Evita Warner Bros. Soundtrack Rights; and (ii) the term "Picture Rights" with respect to the motion picture entitled "Die Hard III" shall be limited to the BVI Die Hard Rights.

         "Pictures" means the Cinergi Films, the Licensed Films, the Agency Films and the Reimbursement Films; provided, however, (i) the term "Pictures" with respect to the motion picture entitled "Evita" shall exclude the Evita Warner Bros. Soundtrack Rights; and (ii) the term "Pictures" with respect to the motion picture entitled "Die Hard III" shall be limited to the BVI Die Hard Rights.

         "Previously Delivered Motion Pictures" means those motion pictures completed and delivered by Seller to Buyer prior to the Closing Date pursuant to the Disney Distribution Agreement and the Alan Smithee Distribution Agreement.


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

         "Pro Rata Share" is defined in Section 2.13.

         "Proxy Statement" is defined in Section 5.9(b).

         "Purchase Price" means the value of the assumed obligations under
Section 2.2 and the value of the stock and warrants surrendered under Section
2.6.

         "Reimbursement Films" means all motion pictures listed in EXHIBIT A hereto and identified on EXHIBIT A as "Reimbursement Films".

         "Related Agreements" means the Agreement, the Bill of Sale, the Assignments of Copyright, the Guild Assumption Agreements, the Lab Notices, the Access Notices, the Account Notices, the Notices and Acknowledgments of Assignment, letters of credit transfer documents, transfer documents for the Collections Accounts and any documents executed or delivered under Section 7.17.

         "Representatives" is defined in Section 5.8.

         "Schedule Delivery Date" is defined in Section 2.14(a).

         "SEC" means the Securities and Exchange Commission or any similar successor entity.

         "Seller" is defined in the introductory paragraph.

         "Seller Prepared Schedules" is defined in Section 2.14(a).

         "Sequel and Remake Rights" means all rights to develop, produce or exploit remakes, sequels, prequels and any other motion picture, television program or series of programs or other production based in whole or in part on a Picture, the title of a Picture, any Picture Rights, any underlying Literary Property or any material included in a Picture.

         "Smoke Project" is defined in Section 1.1(d).

         "Summit" means Summit Entertainment Ltd.

         "Tentacles Account" is defined in Section 1.1(c).

         "Transaction" means the transactions contemplated by the Agreement and the Related Agreements.

         "Uniform Commercial Code" means the Uniform Commercial Code in effect in the State of California as of the date hereof.


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

                                      EXHIBIT A
                                      ---------

                                       PICTURES


         "Up Close and Personal" (the "Agency Films")

         "Medicine Man", "Tombstone", Renaissance Man", "Color of Night", "Scarlet Letter", "Nixon", "Die Hard III"*, "Shadow Conspiracy", "Amanda" and "An Alan Smithee Film" (collectively, the "Cinergi Films")

         "Judge Dredd", "Evita"** and "Deep Rising" (a/k/a "Tentacles") (collectively, the "Licensed Films")

         "Eaters of the Dead" (the "Reimbursement Films")




















    *Rights with respect to the Picture entitled "Die Hard III" shall be limited to the BVI Die Hard Rights as set forth in Sections 1.1(a)(v) of this Agreement and in the definitions of Pictures and Picture Rights.

    **Rights with respect to the Picture entitled "Evita" shall not include the Evita Warner Bros. Soundtrack Rights as set forth in the definition of Pictures and Picture Rights.